SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 5, 2005, priceline.com Incorporated (the “Company”) repurchased from Marriott International, Inc., warrants to purchase 833,333 shares of the Company’s common stock at an exercise price of $9.84 per share (the “Warrants”).  The Warrants were fully vested and were scheduled to become exercisable at any time between March 17, 2006 and March 17, 2011.  The repurchase price of the Warrants was $12,149,995.00 and was paid in cash.  Upon repurchase by the Company, all of the Warrants were cancelled.

The repurchase of the Warrants was done as part of the Company’s previously announced $50 million stock repurchase program.  The Company said that total diluted shares have been reduced by approximately 500 thousand shares as a result of the repurchase of the Warrants.

A copy of the Warrant Repurchase Agreement is filed herewith.

Item 9.01.              Financial Statements and Exhibits

(c) Exhibits

10.6	Warrant Repurchase Agreement, dated December 5, 2005, by and between priceline.com Incorporated and Marriott International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  December 6, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.6	Warrant Repurchase Agreement, dated December 5, 2005, by and between priceline.com Incorporated and Marriott International, Inc.